FOR IMMEDIATE RELEASE                       For further information, call
                                            Denis McGlynn, President & CEO
                                            (302)674-4600, Ext. 200
                                            Timothy R. Horne, Vice President-
Dover, Delaware, March 27, 1998             Finance  (302)674-4600 Ext. 292




            DOVER DOWNS ENTERTAINMENT, INC. ANNOUNCES THE PASSAGE OF
              LEGISLATION RE-AUTHORIZING SLOT MACHINES IN DELAWARE

Dover Downs Entertainment, Inc., (NYSE: Symbol - DVD)has announced that legislation permitting an additional 1,000 slot machines at any of the currently licensed facilities and eliminating the sunset provision for the video lottery was passed by the Delaware Senate and signed into law by the Governor on Thursday. The bill had been previously passed by the House of Representatives in January of 1998.

In addition to allowing for additional machines and removing the sunset provision, the bill creates a new Delaware Standardbred Breeder's Program, increases the number of required live harness racing days at the track, removes the administrative burden of reapplying for a license every five years and makes various administrative changes.

                                      * * *

Dover Downs Entertainment, Inc. operates a multi-purpose entertainment complex conducting NASCAR and IRL auto racing, harness horse racing, pari-mutuel wagering on simulcast harness and thoroughbred horse races and video lottery
(slot) machine operations in Dover, Delaware. The Company also owns and operates Nashville Speedway, USA at the Tennessee State Fairgrounds in Nashville, Tennessee and also announced today the signing of a merger agreement with the Grand Prix Association of Long Beach, Inc.

Grand Prix Association of Long Beach is owner and operator of the Toyota Grand Prix of Long Beach, the annual Indy car race run on the streets of Long Beach since 1975. In addition, the company owns and operates Gateway International Raceway in St. Louis and Memphis Motorsports Park in Tennessee.